Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025 Future Health ESG Corporation.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Future Health ESG Corporation effective at the opening of the trading session on August 18, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(3).The Company was notified of the Staff determination on December 4, 2023. On December 8, 2023 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On March 5, 2024, the hearing was held. On March 17, 2024 the Panel reached a decision and a Decision letter was issued on March 18, 2024. On May 17, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on May 21, 2024. The Staff determination to delist the Company securities became final on August 26, 2024.